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EXHIBIT  99

U  S  WEST,  INC.
7800  East  Orchard  Road
Englewood,  Colorado    80111

[U  S  WEST,  Inc.  logo  and  registered  mark]

News  Release

Release  Date:    October  27,  1997

Contact:      Lois  Leach,  303-793-6355
     Dick  MacKnight,  303-793-6559

            U S WEST, INC. PLANS TO SPLIT U S WEST MEDIA GROUP,
                       U S WEST COMMUNICATIONS GROUP
                       INTO SEPARATE PUBLIC COMPANIES

              -- U S WEST Media Group to become MediaOne Group,
             U S WEST Communications  Group to become U S WEST --

    -- Move will sharpen focus on customers, maximize shareholder value --

 -- Transfer of U S WEST Dex from Media Group to Communications Group will be part of split --


ENGLEWOOD, Colo., -- U S WEST, Inc., said today that it intends to split U S WEST Media Group (NYSE:UMG) and U S WEST Communications Group (NYSE:USW) into separate public companies sometime after mid-1998. Since November of 1995, the groups have traded as distinct classes of "target" stock of U S WEST, Inc.

U S WEST's Board of Directors has approved management's recommendation to develop specific terms and a plan for a transaction through which the two companies would become independent publicly-traded entities with separate boards of directors. The announcement was made by Richard D. McCormick, chairman and chief executive officer of U S WEST, Inc.

"Recent developments in technology, markets and regulation will provide strategic competitive opportunities for both businesses that outweigh the benefits of remaining together," McCormick said. "This move will make it easier for each of them to pursue exciting new opportunities for serving customers in the communications, data and entertainment sectors."

The move to create two independent companies will allow both groups to focus on developing the full potential of their respective distribution networks. "This will mean a wider array of products and services for both sets of customers," McCormick said.

The company said its current structure has achieved its purpose. The total return on shareowners' investment since March 1, 1995, just before the announcement of the target stock structure, is 89 percent. "We're proud of this, but we believe that taking one more step -- creating independent companies -- is the best way to continue that growth," McCormick said.

                                ORGANIZATION

U S WEST Communications Group will be renamed U S WEST, Inc. The new U S WEST will include the telephone, data and wireless operations of the U S WEST Communications Group, as well as the Yellow Pages and electronic directory business known as U S WEST Dex. Solomon D. Trujillo, 45, currently president and chief executive officer of U S WEST Communications Group, will become chief executive officer of U S WEST, Inc., when the split occurs.

"The people of U S WEST have done an outstanding job and I'm excited to be working with this great team to bring more and better services to our
customers,"  Trujillo  said.    "The  future  has  never  been  brighter."

The company earlier announced plans to transfer U S WEST Dex, now part of U S WEST Media Group, to the new U S WEST. The terms of this Dex transfer are consistent with its previously announced movement. The transfer was valued at $4.75 billion -- $3.9 billion in debt and $850 million in equity to Media Group shareowners.

U S WEST Media Group will be renamed MediaOne Group, Inc., echoing the brand by which the company's cable distribution system is known to more than five million customers in 19 states. In addition to these cable properties, MediaOne Group assets will include the company's interests in the Time Warner Entertainment partnership, the wireless operations of U S WEST New Vector Group, all of U S WEST's international interests and interactive services. Charles M. Lillis, 56, currently president and chief executive officer of U S WEST Media Group, will become chief executive officer of MediaOne Group, Inc.

"Customer demand for entertainment, voice and high-speed data services is exploding," Lillis said. "The people of MediaOne Group are poised to capture
the  opportunity.    I'm  pleased  to  lead  the  effort."

When the split occurs, McCormick will become non-executive chairman of the board of the new U S WEST. "Sol Trujillo and Chuck Lillis have done terrific work in building their respective groups within U S WEST and will continue to do so when they're leading their own independent companies," McCormick said.

The transaction is subject to a number of approvals, including approvals by regulators and both shareowner groups and receipt of a favorable ruling from the Internal Revenue Service.

                                   OWNERS

Once the separation occurs, owners of U S WEST Communications Group target stock will hold one share of the new U S WEST for each share of Communications Group target stock.

Owners of Media Group target stock will hold one share of MediaOne Group stock for each share of Media Group target stock. In addition, Media Group shareowners will receive a fractional share of the new U S WEST for each share of Media Group target stock. This fractional share represents their historic interest in the assets of U S WEST Dex, which will be transferred to the new U S WEST in conjunction with the split.

Holders of both groups whose stock is currently represented by stock certificates will receive new certificates in exchange for their existing ones.

"We intend to make this as simple as possible for shareowners," McCormick said. Shareowners don't need to take any action at this time. Before they're asked to vote on the split-off proposal, shareowners will receive proxies providing more detail. The company expects to send materials to shareowners by early- to mid-1998.

For all outstanding debt securities issued or guaranteed by U S WEST, Inc., including debt issued by its U S WEST Capital Funding subsidiary, U S WEST intends to take appropriate steps in connection with the split to preserve bondholder value.

                                 EMPLOYEES

Both MediaOne Group and the new U S WEST will maintain their headquarters in the Denver metropolitan area.

The split will affect approximately 700 people based primarily in the Denver area who provide common legal, human resources, administrative, financial and general corporate support for the U S WEST family of companies.

"These employees' work has been vital to the company's success and will remain so to the new companies," McCormick added. "We will divide this talent to meet the companies' needs. Generally, employees will follow their work."

U S WEST, Inc., is the parent company of two major operating groups. U S WEST Communications provides telecommunications services to 25 million customers in 14 western and midwestern states. U S WEST Media Group is involved in domestic and international cable and telephony, wireless communications, and directory and information services.